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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Insight Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-110915, No. 333-42684, No. 333-42686, No. 33-96286, No. 33-96280, No.
33-03158, and No. 333-69113) on Form S-8 of Insight Enterprises, Inc. of our report dated February 4, 2004, except as to Note 18 which is as of February 9, 2004, with respect to the consolidated balance sheets of Insight Enterprises, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Insight Enterprises, Inc.

/s/ KPMG LLP

Phoenix, Arizona
March 12, 2004

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